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Exhibit 10.1

NINTH AMENDMENT TO THE
AMENDED AND RESTATED
LIMITED PARTNERSHIP AGREEMENT OF
THE MACERICH PARTNERSHIP, L.P.

        THIS NINTH AMENDMENT (the "Amendment") TO THE AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT DATED AS OF MARCH 16, 1994, AMENDED AS OF AUGUST 14, 1995, FURTHER AMENDED AS OF JUNE 27, 1997, FURTHER AMENDED AS OF NOVEMBER 16, 1997, FURTHER AMENDED AS OF FEBRUARY 25, 1998, FURTHER AMENDED AS OF FEBRUARY 26, 1998, FURTHER AMENDED AS OF JUNE 17, 1998, FURTHER AMENDED AS OF DECEMBER 23, 1998, AND FURTHER AMENDED AS OF NOVEMBER 9, 2000 (the "Agreement") OF THE MACERICH PARTNERSHIP, L.P. (the "Partnership") is dated effective as of July 26, 2002.

RECITALS

        WHEREAS, the Partnership has agreed to issue to the Class B limited partners of Westcor Realty Limited Partnership ("WRLP") listed on Exhibit A to this Amendment 1,961,345 Series D Preferred Units of the Partnership (the "Series D Preferred Units") having the terms and subject to the conditions set forth in the Master Agreement by and among WRLP, the Partnership, Macerich Galahad LP, The Westcor Company Limited Partnership, The Westcor Company II Limited Partnership, Macerich TWC II LLC, Macerich TWC II Corp., Macerich WRLP LLC, Macerich WRLP Corp., Eastrich No. 128 Corp. and certain individuals dated as of June 29, 2002 (the "Master Agreement")

        WHEREAS; the Series D Preferred Units shall have the terms set forth in Exhibit B to this Amendment;

        WHEREAS, Section 3.3 (a)(i)of the Agreement authorizes the General Partner to cause the Partnership to issue additional interests in the Partnership in one or more classes, or one or more series of any of such classes, with such designations, preferences and relative, participating, optional or other special rights, powers and duties, including rights, powers and duties senior to those of the Limited Partners, all as shall be determined by the General Partner in its sole and absolute discretion and without the approval of any of the Limited Partners;

        WHEREAS, Section 12.1(b)(iii) of the Agreement provides that the General Partner has the power, without the consent of the Limited Partners of the Partnership, to amend the Agreement as may be required to facilitate or implement setting forth the designations, rights, powers, duties, and preferences of the holders of any additional interests in the Partnership issued pursuant to Section 3.3;

        WHEREAS, the General Partner has made the determination pursuant to Section 12.1(b)(iii) of the Agreement that consent of the Limited Partners of the Partnership is not required with respect to the matters set forth in this Amendment; and

        WHEREAS, all things necessary to make this Amendment a valid agreement of the Partnership have been done;

        NOW, THEREFORE, pursuant to the authority granted to the General Partner under the Agreement, the Agreement is hereby amended as follows:

        1.    Amendments:

          (a)  Section 2.2 of the Agreement is hereby amended by inserting the following new Section 2.2(e) to read as follows:

            (e)  Series D Preferred Units. In exchange for the contribution of limited partnership interests in WRLP, the Partnership hereby issues to each new Limited Partner identified on Exhibit A to this Amendment the number of Series D Preferred Units set forth opposite such new Limited Partner's name. Each new Limited Partner is hereby admitted as a Limited

    Partner in respect of such Series D Preferred Units, and each such new Limited Partner agrees to be bound by the provisions of this Agreement, as amended from time to time. Without limitation of the foregoing, each such new Limited Partner is deemed to have made all of the representations, warranties, acknowledgements, waivers and agreements set forth in Sections 10.6, 11.1 and 13.11 of the Agreement. The Capital Contribution made by each such new Limited Partner shall be deemed to be $36.55 per Series D Preferred Unit. Series D Preferred Units shall have the rights, powers and duties set forth in Exhibit B to the Ninth Amendment to this Agreement.

          (b)  Section 4.1 of the Agreement is hereby amended to read as follows:

        4.1    Distribution of Net Cash Flow.    The General Partner shall cause the Partnership to distribute all or a portion of Net Cash Flow to the Partners from time to time as determined by the General Partner, but in any event not less frequently than quarterly, in such amounts as the General Partner shall determine. Notwithstanding the foregoing, the General Partner shall use its reasonable efforts to cause the Partnership to distribute sufficient amounts to enable the General Partner to pay shareholder dividends that will (a) satisfy the requirements for qualifying as a REIT under the Code and Regulations ("REIT Requirements"), and (b) avoid any federal income or excise tax liability of the General Partner. All amounts withheld pursuant to the Code or a provision of any state or local tax law with respect to any allocation, payment or distribution to the General Partner or any Limited Partner shall be treated as amounts distributed to such Partner. Upon the receipt by the General Partner of each Exercise Notice or Series D Exercise Notice pursuant to which one or more Redemption Partners or Series D Redemption Partners exercise Redemption Rights in accordance with the provisions of Article IX and the Redemption Rights Exhibit or the Series D Redemption Rights Exhibit, the General Partner shall, unless the General Partner has elected to issue only Shares to such Redemption Partners in respect of the Purchase Price of the Offered Interests or Series D Preferred Shares to such Series D Redemption Partners in respect of the Series D Purchase Price of the Series D Offered Interests, cause the Partnership to distribute to the Partners, pro rata in accordance with their respective Percentage Interests as of the date of delivery of such Exercise Notice or Series D Exercise Notice, all (or such lesser portion as the General Partner shall reasonably determine to be prudent under the circumstances) of Net Cash Flow, which distribution shall be made prior to the closing of the redemption or purchase and sale of the Offered Interests or Series D Offered Interests specified in such Exercise Notice or Series D Exercise Notice. Subject to any restrictions or limitations imposed by any provisions of any agreement with respect to indebtedness, including the Credit and Guaranty Agreement and those agreements with respect to the Convertible Subordinated Debentures (the "Debt Instruments") or Section 17-607 of the Act, distributions shall be made in accordance with the following order of priority:

          (a)  First, semi-annual distributions to the General Partner with respect to the Preferred Units in an amount equal to the cumulative and unpaid Preferred Return on such Preferred Units in such a way as to allow the General Partner to pay interest and any additional amounts on the Convertible Subordinated Debentures payable to the holders thereof;

          (b)  Second, to the General Partner, with respect to the Series A Preferred Units and Series B Preferred Units, and to the holders of the Series D Preferred Units, pro rata, in an amount equal to the cumulative and unpaid Series A Preferred Return on such Series A Preferred Units, the cumulative and unpaid Series B Preferred Return on such Series B Preferred Units and the cumulative and unpaid Series D Preferred Return on such Series D Preferred Units in such a way as to allow the General Partner to pay cumulative preferential dividends and any additional amounts required on the Series A Preferred Shares, the Series B Preferred Shares, the Series D Preferred Units and any outstanding Series D Preferred Shares, respectively, payable to the holders thereof; and

          (c)  Next, to the Partners holding Common Units, pro rata in accordance with such Partners' then Percentage Interests.

        (c)  Subsections (a), (b) and (c) of Section 9.1 of the Agreement are hereby amended to read as follows:

          (a)  The Partnership does hereby grant to each Redemption Partner and each Redemption Partner does hereby accept the rights ("Redemption Rights"), but without obligation to the Redemption Partner, to require the Partnership to redeem from time to time part or all of its Partnership Interest for the Purchase Price set forth in the Redemption Rights Exhibit or, in the case of Series D Preferred Units, for the Series D Purchase Price set forth in the Series D Redemption Rights Exhibit

          (b)  Notwithstanding the provisions of Section 9.1(a), the General Partner may, in its sole and absolute discretion, assume directly the obligation with respect to and satisfy the Redemption Partner's exercise of a Redemption Right by paying to the Redemption Partner, at the General Partner's election, either the Cash Purchase price or the Share Purchase Price or the Series D Cash Purchase Price or the Series D Share Purchase Price, as applicable; provided, however, that notwithstanding the foregoing the General Partner may not elect to pay the Share Purchase price or the Series D Share Purchase Price in respect of a Redemption Right to the extent that the issuance of Shares or Series D Preferred Shares would cause a violation of the REIT Requirements. If the General Partner assumes such obligations with respect to an exercise of a Redemption Right, then the Partnership shall have no obligation to pay any amount to the Redemption Partner with respect to such Redemption Partner's exercise of the Redemption Right, and any Partnership Units redeemed shall be owned by the General Partner for all purposes.

          (c)  Such Redemption Rights shall be exercisable, in whole or in part, at any time or from time to time, on the terms and subject to the conditions and restrictions contained in the Redemption Rights Exhibit or the Series D Redemption Rights Exhibit, as applicable, upon delivery to the General Partner of an Exercise Notice in the form of Schedule 1 attached to the Redemption Rights Exhibit or a Series D Exercise Notice in the form of Schedule 1 attached to the Series D Redemption Rights Exhibit, which notice shall specify the portion of the Redemption Partner's Partnership Interest to be redeemed. Once delivered, any such Exercise Notice or Series D Exercise Notice shall be irrevocable, subject to payment of the applicable Purchase Price or Series D Purchase Price in respect of such Partnership Interest in accordance with the terms hereof.

          (d)  Section 10.3 of the Agreement is hereby amended to read as follows:

        10.3    Timing Requirements; Deemed Liquidation.    In the event that the Partnership is "liquidated" within the meaning of Section 1.704-1(b)(2)(ii)(g) of the Regulations, any and all distributions to the Partners pursuant to Section 10.2(c) hereof shall be made no later than the later to occur of (i) the last day of the taxable year of the Partnership in which such liquidation occurs or (ii) ninety (90) days after the date of liquidation. Subject to the foregoing, a reasonable time shall be allowed for the orderly winding up of the business and affairs of the Partnership and the liquidation of its assets in order to minimize any losses otherwise attendant upon such winding up. Notwithstanding any other provision of this Article X to the contrary, if the Partnership is liquidated within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g)(3), but no dissolution event described in subsections (a) through (e) of Section 10.1 has occurred, the Partnership Assets shall not be liquidated, the Partnership's liabilities shall not be paid or discharged, and the Partnership's affairs shall not be wound up. Instead, the new partnership deemed to have been created for federal income tax purposes shall be governed by the terms of this Agreement.

          (e)  The definition of the term "Partnership Interest" contained in the Glossary of Defined Terms of the Agreement is hereby amended to read as follows:

        "Partnership Interest" shall mean an ownership interest of a Partner in the Partnership from time to time, including, as applicable, such Partner's Preferred Units, Series A Preferred Units, Series B Preferred Units, Series D Preferred Units and Percentage Interest and such Partner's Capital Account, and any and all other benefits to which the holder of such Partnership Interest may be entitled as provided in this Agreement, together with all obligations of such Person to comply with the terms of this Agreement.

          (f)    The definition of the term "Partnership Unit" contained in the Glossary of Defined Terms of the Agreement is hereby amended to read as follows:

        "Partnership Unit" shall mean a Common Unit, Preferred Unit, Series A Preferred Unit, Series B Preferred Unit or Series D Preferred Unit and shall constitute a fractional, undivided share of the Partnership Interests corresponding to that particular class of Units.

          (g)  The definition of the term "Common Unit" contained in the Glossary of Defined Terms of the Agreement is hereby amended to read as follows:

        "Common Unit" shall mean Partnership Interests other than Preferred Units, Series A Preferred Units, Series B Preferred Units and Series D Preferred Units.

          (h)  The definition of the term "Project" contained in the Glossary of Defined Terms of the Agreement is hereby amended to read as follows:

        "Project" shall mean any shopping center or other real estate project or property, including construction and improvement activities undertaken with respect thereto, land held for investment or development and off-site improvements, on-site improvements, structures, buildings and/or related parking and other facilities.

          (i)    The Glossary of Defined Terms of the Agreement is hereby amended to include the following definitions:

        "Master Agreement" shall mean the Master Agreement by and among WRLP, the Partnership, Macerich Galahad LP, The Westcor Company Limited Partnership, The Westcor Company II Limited Partnership, Macerich TWC II LLC, Macerich TWC II Corp., Macerich WRLP LLC, Macerich WRLP Corp., Eastrich No. 128 Corp. and certain individuals dated as of June 29, 2002.

        "Series D Cash Purchase Price" is defined in the Series D Redemption Rights Exhibit.

        "Series D Exercise Notice" is defined in the Series D Redemption Rights Exhibit.

        "Series D Offered Interests" is defined in the Series D Redemption Rights Exhibit.

        "Series D Preferred Return" is defined in Exhibit B to the Ninth Amendment to this Agreement.

        "Series D Preferred Shares" shall mean shares of Series D Cumulative Convertible Preferred Stock, $.01 par value per share, of the General Partner, the terms of which are set forth in the Series D Preferred Shares Articles Supplementary.

        "Series D Preferred Shares Articles Supplementary" shall mean the Series D Cumulative Convertible Preferred Stock Articles Supplementary, dated as of July 25, 2002, which fixes the distribution and other preferences and rights of the Series D Preferred Shares.

        "Series D Preferred Units" shall mean the Partnership Units issued pursuant to Section 2.2(e) of this Agreement, the terms of which are set forth in Exhibit B to the Ninth Amendment to this Agreement.

        "Series D Purchase Price" is defined in the Series D Redemption Rights Exhibit.

        "Series D Redemption Rights Exhibit" shall mean Exhibit C to the Ninth Amendment to this Agreement.

        "Series D Share Purchase Price" is defined in the Series D Redemption Rights Exhibit.

        "Series D Redemption Partner" means a Limited Partner other than the Company holding Series D Preferred Units.

        "WRLP" is defined in the Ninth Amendment to this Agreement.

          (j)    Section 1.1 of Exhibit A to the Agreement (Allocations Exhibit) is hereby amended to add at the end thereof the following new sentence: "Solely for purposes of the allocations described in Sections 2.1 and 2.2, a separate sub-capital account ("Sub-Capital Account") shall be established for each Partner in respect of each class of Partnership Units held by such Partner, to which shall be credited or debited only those items of income, gain, loss, deduction, capital contributions and distributions allocated or made to or by such Partner with respect to such class of Partnership Units, other than income or deductions allocated pursuant to Paragraphs 3.1, 3.2, 3.4 and 3.5 below or distributions that cause or increase such Partner's share of Minimum Gain or Partner Nonrecourse Debt Minimum Gain."

          (k)  Section 1.2 of Exhibit A to the Agreement (Allocations Exhibit) is hereby amended to read as follows:

        1.2    Transferees.    Generally, a transferee (including any assignee) of a Partnership Interest shall succeed to a pro rata portion of the Capital Account of the transferor; provided, however, that, if the transfer causes a termination of the Partnership under Section 708(b)(1)(B) of the Code, the Partnership's properties and liabilities shall be deemed, solely for federal income tax purposes, to have been contributed to a newly formed partnership in exchange for an interest therein, followed immediately thereafter by a distribution of interests in the new partnership to the holders of Partnership Units (including such transferee) in proportion to their Partnership Units in liquidation of the terminated Partnership. In such event, the Gross Asset Values of the Partnership properties shall be adjusted immediately prior to such deemed contribution pursuant to Section 1.3(b) of this Allocations Exhibit. The Capital Accounts of such new partnership shall be maintained in accordance with the principles of this Allocations Exhibit.

        (l)    Sections 2.1 and 2.2 of Exhibit A to the Agreement (Allocations Exhibit) are hereby amended to read as follows:

        2.1    Net Income.    After giving effect to the special allocations set forth in Article 3 of this Allocations Exhibit, Net Income for any fiscal year or other applicable period shall be allocated in the following order and priority:

          (a)  First, to the Partners, until the cumulative Net Income allocated pursuant to this subparagraph 2.1(a) for the current and all prior periods equals the cumulative Net Loss allocated pursuant to subparagraphs 2.2(d) and (e) hereof for all prior periods, which allocation shall be made among such Partners in the reverse order that such Net Loss was allocated to them (and, in the event of a shift of a Partner's interest in the Partnership, to the Partners in a manner that most equitably reflects the successors in interest of such Partners);

          (b)  Second, to the General Partner in respect of its Preferred Units, until the cumulative Net Income allocated pursuant to this subparagraph 2.1(b) for the current and all prior periods equals the cumulative Net Loss allocated in respect of such Preferred Units pursuant to Subparagraph 2.2(c) hereof for all prior periods;

          (c)  Third, to the General Partner in respect of its Preferred Units, until the cumulative Net Income allocated pursuant to this subparagraph 2.1(c) for the current and all prior periods equals the cumulative Preferred Return on the Preferred Units;

          (d)  Fourth, to the General Partner in respect of its Series A Preferred Units and Series B Preferred Units, and the holders of the Series D Preferred Units, pro rata to such units, until the cumulative Net Income allocated pursuant to this subparagraph 2.1(d) for the current and all prior periods equals the cumulative Net Loss allocated pursuant to Subparagraph 2.2(b) hereof for all prior periods;

          (e)  Fifth, to the General Partner in respect of its Series A Preferred Units and Series B Preferred Units, and to the holders of the Series D Preferred Units, pro rata to such units, until the cumulative Net Income allocated pursuant to this subparagraph 2.1(e) equals the cumulative Series A Preferred Return on the Series A Preferred Units, the cumulative Series B Preferred Return on the Series B Preferred Units and the cumulative Series D Preferred Return on the Series D Preferred Units, respectively; and

          (f)    Thereafter, the balance of the Net Income, if any, shall be allocated to the Partners holding Common Units in accordance with their respective Percentage Interests.

        2.2    Net Loss.    After giving effect to the special allocations set forth in Article 3 of this Allocations Exhibit, Net Loss of the Partnership for each fiscal year or other applicable period shall be allocated as follows:

          (a)  To the Partners holding Common Units in accordance with their respective Percentage Interests until the Sub-Capital Accounts attributable to such Common Units are all reduced to zero (determined after all capital contributions, distributions, and special allocations under Article III of this Allocations Exhibit allocable to the Partner for the Fiscal Year have been reflected in the Partner's Sub-Capital Account);

          (b)  Second, to the General Partner in respect of its Series A Preferred Units and Series B Preferred Units, and to the holders of the Series D Preferred Units in respect to their Series D Preferred Units, pro rata to such units, until their Sub-Capital Accounts attributable to such units are reduced to zero;

          (c)  Third, to the General Partner in respect of its Preferred Units, until its Sub-Capital Account attributable to such Preferred Units is reduced to zero;

          (d)  Thereafter, to the Partners holding Common Units in accordance with their respective Percentage Interests; and

          (e)  Notwithstanding preceding provisions of this Section 2.2, to the extent any Net Losses allocated to a Partner under this Section 2.2 would cause such Partner (hereinafter, a "Restricted Partner") to have an Adjusted Capital Account Deficit at the end of the fiscal year to which such Losses related, such Losses shall not be allocated to such Restricted Partners and instead shall be allocated to the other Partner(s) (herein, the "Permitted Partners") pro rata in accordance with their relative Percentage Interests.

        2.    Lock-up Period.    Each new Limited Partner executing this Amendment agrees not to exercise any Redemption Rights with respect to Series D Preferred Units or Common Units under Article IX of the Agreement prior to July 26, 2003 (the "Lock-up Period"); provided that, after the death of any such Limited Partner, the fiduciary or other authorized representative of such Limited Partner's estate shall be entitled to deliver an Exercise Notice or Series D Exercise Notice to the General Partner during the Lock-up Period with respect to the Redemption Rights of such deceased Limited Partner; provided further that, upon any such exercise during the Lock-up Period, the General Partner may elect, in its sole and absolute discretion, not to permit any other such Limited Partner to exercise its rights under Paragraph 3(a) of the Redemption Rights Exhibit or under Paragraph 3(a) of the Series D Redemption Rights Exhibit to join in the giving of such Exercise Notice or Series D Exercise Notice.

        3.    Defined Terms and Recitals.    As used in this Amendment, capitalized terms used and defined in this Amendment shall have the meaning assigned to them in this Amendment, and capitalized terms used in this Amendment but not defined herein, shall have the meaning assigned to them in the Agreement.

        4.    Ratification and Confirmation.    Except to the extent specifically amended by this Amendment, the terms and provisions of the Agreement, as previously amended, are hereby ratified and confirmed.

        IN WITNESS WHEREOF, the undersigned has executed this Amendment effective as of the date first above mentioned.

GENERAL PARTNER:
THE MACERICH COMPANY
By:	Richard A. Bayer General Counsel and Secretary
NEW LIMITED PARTNERS:

EXHIBIT A

New Limited Partners

Name and Address	Number of Series D Preferred Units

A-1

EXHIBIT B

Terms of Series D Preferred Units

        1.    Definitions.    Unless otherwise indicated, capitalized terms shall have the meanings set forth in the Agreement. As used herein, the following terms, shall have the meanings set forth below, unless the context otherwise requires:

        "Distribution Payment Date" shall mean, with respect to any Distribution Period, the payment date for the distribution declared by the General Partner on its shares of Common Stock for such Distribution Period or, if no such distribution payment date is established, the last business day of such Distribution Period.

        "Distribution Period" shall mean the quarterly period that is then the dividend period with respect to the Common Stock or, if no such dividend period is established, the calendar quarter shall be the Dividend Period; provided that (a) the initial distribution period shall commence on July 26, 2002 and end on and include September 30, 2002 and (b) the distribution period in which the final liquidation payment is made pursuant to Section 10.2 of the Agreement shall commence on the first day following the immediately preceding Distribution Period and end on the date of such final liquidation payment.

        2.    Designation and Number; Etc.    The Series D Preferred Units have been established and shall have such rights, preferences, limitations and qualifications as are described herein (in addition to the rights, preferences, limitations and qualifications contained in the Agreement to the extent applicable). The authorized number of Series D Preferred Units shall be 1,961,345. Notwithstanding anything to the contrary contained herein, in the event of a conflict between the provisions of this Exhibit B and any other provision of the Agreement, the provisions of this Exhibit B shall control. For purposes of this Amendment, the rights of the Series D Preferred Units shall be construed to include their rights under the Series D Redemption Rights Exhibit.

        3.    Rank.    The Series D Preferred Units shall, with respect to the payment of distributions and the distribution of amounts upon voluntary or involuntary liquidation, dissolution or winding-up of the Partnership, rank as follows:

        (a)  senior to all classes or series of Common Units and to all Partnership Units the terms of which provide that such Partnership Units shall rank junior to such Series D Preferred Units;

        (b)  on a parity with the Series A Preferred Units and the Series B Preferred Units and each other series of preferred Partnership Units hereafter issued by the Partnership which does not provide by its express terms that it ranks junior in right of payment to the Series D Preferred Units with respect to payment of distributions or amounts upon liquidation, dissolution or winding-up; and

        (c)  junior to the Preferred Units and to any class or series of preferred Partnership Units issued by the Partnership that ranks senior to the Series D Preferred Units in accordance with Section 4 of this Exhibit B.

        4.    Voting.

        (a)  Holders of Series D Preferred Units shall not have any voting rights, except as provided by the Agreement or applicable law or as described below in this Section 4.

        (b)  So long as any Series D Preferred Units remain outstanding, the Partnership shall not, without the affirmative vote or consent of the holders of at least a majority of the Series D Preferred Units outstanding at the time, given in person or by proxy, either in writing or at a meeting (such series voting separately as a class), (i) authorize, create, issue or increase the authorized or issued amount of, any class or series of partnership interests in the Partnership ranking prior to the Series D Preferred Units with respect to the payment of distributions or the distribution of assets upon voluntary or involuntary liquidation, dissolution or winding-up of the Partnership or reclassify any Common Units into such partnership interests, or create, authorize or issue any obligation or security convertible or exchangeable into or evidencing the right to purchase any such partnership interests; or (ii) amend, alter or repeal the provisions of the Agreement, whether by merger or consolidation or otherwise (an "Event"), so as to materially and adversely affect any right, preference, privilege or voting power of the Series D Preferred Units or the holders thereof. Notwithstanding anything to the contrary contained herein, none of the following shall be deemed to materially and adversely affect any such right, preference, privilege or voting power or otherwise require the vote or consent of the holders of the Series D Preferred Units: (A) the occurrence of any Event so long as either (1) the Partnership is the surviving entity, such entity is the principal direct subsidiary of a publicly traded REIT whose common equity is traded on the New York Stock Exchange and the Series D Preferred Units remain outstanding with the terms thereof materially unchanged or (2) interests in an entity having substantially the same rights and terms as the Series D Preferred Units are substituted for the Series D Preferred Units and such entity is the principal direct subsidiary of a publicly traded REIT whose common equity is traded on the New York Stock Exchange, (B) any increase in the amount of the authorized preferred Partnership Units or the creation or issuance of any other series or class of preferred Partnership Units or any increase in the amount of any other series of preferred Partnership Units, in each case ranking on a parity with or junior to the Series D Preferred Units with respect to payment of distributions and the distribution of assets upon voluntary or involuntary liquidation, dissolution or winding-up of the Partnership and (C) the dissolution, liquidation and/or winding up of the Partnership.

        The foregoing voting provisions shall not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding Series D Preferred Units shall have been converted or redeemed.

        For purposes of the foregoing provisions of this Section 4, each Series D Preferred Unit shall have one (1) vote. Except as otherwise required by applicable law or as set forth in the Agreement or herein, the Series D Preferred Units shall not have any voting rights or powers and the consent of the holders thereof shall not be required for the taking of any action.

        5.    Distributions.

        (a)  With respect to each Distribution Period and subject to the rights of the holders of preferred Partnership Units ranking senior to or on parity with the Series D Preferred Units, the holders of Series D Preferred Units shall be entitled to receive, when, as and if declared by the General Partner, out of assets of the Partnership legally available for the payment of distributions, quarterly cumulative cash distributions (the "Series D Preferred Return") in an amount per Series D Preferred Unit equal to the greater of (i) $0.6725 and (ii) the amount of the regular quarterly cash distribution for such Distribution Period upon the number of Common Units (or portion thereof) into which such Series D Preferred Unit is then convertible in accordance with Section 7 of this Exhibit B. Notwithstanding anything to the contrary contained herein, the amount of distributions described under either clause (i) or (ii) of this paragraph for the initial Distribution Period, or any other period shorter than a full Distribution Period, shall be prorated and computed on the basis of a 365/366 day year and the actual number of days in such period. The distributions upon the Series D Preferred Units for each Distribution Period shall, if and to the extent declared or authorized by the General Partner on behalf of the Partnership, be paid in arrears (without interest or other amount) on the Distribution Payment Date with respect thereto, and, if not paid on such date, shall accumulate, whether or not there are funds legally available for the payment thereof and whether or not such distributions are declared or authorized. The record date for distributions upon the Series D Preferred Units for any Distribution Period shall be the same as the record date for the distributions upon the Common Units for such Distribution Period (or, if no such record is set for the Common Units, the fifteenth day of the calendar month in which the applicable Distribution Payment Date falls). Accumulated and unpaid distributions for any past Distribution Periods may be declared and paid at any time, without reference to any Distribution Payment Date, to holders of record on such date, not exceeding 45 days preceding the payment date thereof, as may be fixed by the General Partner. Any distribution payment made upon the Series D Preferred Units shall first be credited against the earliest accumulated but unpaid distributions due with, respect to such Units which remains payable. No interest, or sum of money in lieu of interest, shall be owing or payable in respect of any distribution payment or payments on the Series D Preferred Units, whether or not in arrears.

        (b)  No distribution on the Series D Preferred Units shall be declared by the General Partner or paid or set apart for payment by the Partnership at such time as the terms and provisions of any agreement of the Partnership, including any Debt Instrument, prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof, or a default thereunder, or if such declaration or payment shall be restricted or prohibited by law. Notwithstanding the foregoing, distributions on the Series D Preferred Units shall accumulate whether or not any of the foregoing restrictions exist.

        (c)  Except as provided in Section 5(d) of this Exhibit B, so long as any Series D Preferred Units are outstanding, (i) no distributions (other than in Common Units or other Partnership Units ranking junior to the Series D Preferred Units as to payment of distributions and amounts upon liquidation, dissolution or winding-up of the Partnership) shall be declared or paid or set apart for payment upon the Common Units or any other class or series of Partnership Units ranking, as to payment of distributions or amounts distributable upon liquidation, dissolution or winding-up of the Partnership, on a parity with or junior to the Series D Preferred Units, for any period and (ii) no Common Units or other Partnership Units ranking junior to or on a parity with the Series D Preferred Units as to payment of distributions or amounts upon liquidation, dissolution or winding-up of the Partnership, shall be redeemed, purchased or otherwise acquired for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any such Units) by the Partnership (except by conversion into or exchange for other Units ranking junior to the Series D Preferred Units as to payment of distributions and amounts upon liquidation, dissolution or winding-up of the Partnership or by redemptions pursuant to Article IX of the Agreement) unless, in the case of either clause (i) or (ii), full cumulative distributions have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Series D Preferred Units for all Distribution Periods ending on or prior to the distribution payment date for the Common Units or such other class or series of Unit or the date of such redemption, purchase or other acquisition.

        (d)  When distributions are not paid in full (or a sum sufficient for such full payment is not set apart for such payment) upon the Series D Preferred Units and any other Partnership Units ranking on a parity as to payment of distributions with the Series D Preferred Units, all distributions declared upon the Series D Preferred Units and any other Partnership Units ranking on a parity as to payment of distributions with the Series D Preferred Units shall be declared pro rata so that the amount of distributions declared per Series D Preferred Unit and such other Partnership Units shall in all cases bear to each other the same ratio that accrued distributions per Series D Preferred Unit and such other Partnership Units (which shall not include any accumulation in respect of unpaid distributions for prior distribution periods if such Partnership Units do not have cumulative distributions) bear to each other.

        (e)  Holders of Series D Preferred Units shall not be entitled to any distributions, whether payable in cash, property or Units, in excess of the cumulative distributions described in Section 5(a) above.

        (f)    Distributions with respect to the Series D Preferred Units are intended to qualify as permitted distributions of cash that are not treated as a disguised sale within the meaning of Treasury Regulation Sec.1.707-4 and the provisions of this Exhibit B shall be construed and applied consistently with such Treasury Regulations.

        6.    Liquidation Preference.

        (a)  In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Partnership, it is the intent of the Partners that before any payment or distribution of the assets of the Partnership (whether capital or surplus) shall be made to or set apart for the holders of Common Units or any other Partnership Units ranking junior to the Series D Preferred Units as to the distribution of assets upon the liquidation, dissolution or winding-up of the Partnership, the holders of the Series D Preferred Units shall, with respect to each Series D Preferred Unit, be entitled to receive, according to their positive Capital Account balances, out of the assets of the Partnership available for distribution to Partners after payment or provision for payment of all debts and other liabilities of the Partnership, an amount equal to $36.55, plus an amount equal to all distributions (whether or not earned or declared) accrued and unpaid thereon to the date of final distribution. If, upon any such voluntary or involuntary liquidation, dissolution or winding up of the Partnership, the assets of the Partnership, or proceeds thereof, distributable among the holders of the Series D Preferred Units are insufficient to pay in full the preferential amount aforesaid on the Series D Preferred Units and liquidating payments on any other Partnership Units ranking, as to payment of distributions and amounts upon the liquidation, dissolution or winding-up of the Partnership, on a parity with the Series D Preferred Units, then it is the intent of the Partners that such assets, or the proceeds thereof, shall be distributed among the holders of Series D Preferred Units and any such other Partnership Units ratably in accordance with the respective amounts that would be payable on such Series D Preferred Units and such other Partnership Units if all amounts payable thereon were paid in full. The General Partner shall apply the provisions of this Agreement, in accordance with the regulations under Code Section 704(b), to achieve the intent of the Partners expressed in this paragraph to the maximum extent practicable. For the purposes of this Section 6, none of (i) a consolidation, merger or other business combination of the Partnership with or into another entity, (ii) a merger of another entity with or into the Partnership or (iii) a sale, lease or conveyance of all or substantially all of the Partnership's assets, properties or business shall be deemed to be a liquidation, dissolution or winding-up of the Partnership.

        (b)  Written notice of such liquidation, dissolution or winding-up of the Partnership, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage pre-paid, not less than 30 nor more than 60 days prior to the payment date stated therein, to each record holder of the Series D Preferred Units at the respective addresses of such holders as the same shall appear on the records of the Partnership.

        (c)  After payment of the full amount of liquidating distributions to which they are entitled as provided in Section 6(a) of this Exhibit B, the holders of Series D Preferred Units shall have no right or claim to any of the remaining assets of the Partnership.

        7.    Conversion.    Holders of Series D Preferred Units shall have the right to convert all or a portion of such Partnership Units into Common Units, as follows:

        (a)  A holder of Series D Preferred Units shall have the right, at such holder's option, at any time, to convert any whole number of Series D Preferred Units, in whole or in part, into Common Units. Each Series D Preferred Unit shall be convertible into one Common Unit subject to adjustment as described in Section 7(c) hereof (the "Conversion Ratio"). No fractional Common Units will be issued upon any conversion of Series D Preferred Units. Instead, the number of Common Units to be issued upon each conversion shall be rounded to the nearest whole number of Common Units.

        (b)  To exercise the conversion right, the holder of each Series D Preferred Unit to be converted shall execute and deliver to the General Partner, at the principal office of the Partnership, a written notice (the "Conversion Notice") indicating that the holder thereof elects to convert such Series D Preferred Unit. Unless the Common Units issuable on conversion are to be issued in the same name as the name in which such Series D Preferred Unit is registered, each Series D Preferred Unit surrendered for conversion shall be accompanied by instruments of transfer, in form reasonably satisfactory to the Partnership, duly executed by the holder or such holder's duly authorized attorney and an amount sufficient to pay any transfer or similar tax (or evidence reasonably satisfactory to the Partnership demonstrating that such taxes have been paid).

        As promptly as practicable after delivery of the Conversion Notice as aforesaid, the General Partner shall reflect the conversion and the issuance of Common Units issuable upon the conversion of such Series D Preferred Units on the books and records of the Partnership in accordance with the provisions of this Section 7. In addition, the Partnership shall deliver to the holder at its address as reflected on the records of the Partnership, a copy of such amendment.

        A holder of Series D Preferred Units at the close of business on the record date for any Distribution Period shall be entitled to receive the distribution payable on such Partnership Units on the corresponding Distribution Payment Date notwithstanding the conversion of such Series D Preferred Units following such record date and prior to such Distribution Payment Date and shall have no right to receive any distribution for such Distribution Period in respect of the Common Units into which such Series D Preferred Units were converted. Except as provided herein, the Partnership shall make no payment or allowance for unpaid distributions, whether or not in arrears, on converted Series D Preferred Units or for distributions on the Common Units that are issued upon such conversion.

        Each conversion shall be deemed to have been effected immediately prior to the close of business on the date on which the Conversion Notice is received by the Partnership as aforesaid, and the person or persons in whose name or names any Common Units shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of such Partnership Units at such time on such date, and such conversion shall be at the Conversion Ratio in effect at such time and on such date unless the transfer books of the Partnership shall be closed on that date, in which event such person or persons shall be deemed to have become such holder or holders of record at the close of business on the next succeeding day on which such transfer books are open, but such conversion shall be at the Conversion Ratio in effect on the date on which such Partnership Units have been surrendered and such notice received by the Partnership.

        (c)  If the Partnership shall, after the date on which the Series D Preferred Units are first issued (the "Issue Date"), (i) pay or make a distribution to holders of its Partnership Units in Common Units, (ii) subdivide its outstanding Common Units into a greater number of Partnership Units or distribute Common Units to the holders thereof, (iii) combine its outstanding Common Units into a smaller number of Partnership Units or (iv) issue any Partnership Units by reclassification of its Common Units, the Conversion Ratio in effect at the opening of business on the day following the date fixed for the determination of holders entitled to receive such distribution or at the opening of business on the day next following the day on which such subdivision, combination or reclassification becomes effective, as the case may be, shall be adjusted so that the holder of any Series D Preferred Unit thereafter surrendered for conversion shall be entitled to receive the number of Common Units or other Partnership Units or securities that such holder would have owned or have been entitled to receive after the happening of any of the events described above had such Series D Preferred Unit been converted immediately prior to the record date in the case of a distribution or the effective date in the case of a subdivision, combination or reclassification. An adjustment made pursuant to this subsection (c) shall become effective immediately after the opening of business on the day next following the record date (except as provided in subsection (g) below) in the case of a distribution and shall become effective immediately after the opening of business on the day next following the effective date in the case of a subdivision, combination or reclassification.

        (d)  If the Partnership shall be a party to any transaction (including, without limitation, a merger, consolidation, self tender offer, for all or substantially all of the Common Units, sale of all or substantially all of the Partnership's assets or recapitalization of the Common Units and excluding any transaction as to which subsection (c) of this Section 7 applies) (each of the foregoing being referred to herein as a "Transaction"), in each case as a result of which Common Units shall be converted into the right to receive other partnership interests, shares, stock, securities or other property (including cash or any combination thereof), each Series D Preferred Unit which is not converted into the right to receive other partnership interests, shares, stock, securities or other property in connection with such Transaction shall thereafter be convertible into the kind and amount of shares, stock, securities and other property (including cash or any combination thereof) receivable upon the consummation of such Transaction by a holder of that number of Common Units into which one Series D Preferred Unit was convertible immediately prior to such Transaction, assuming such holder of Common Units is not a Person with which the Partnership consolidated or into which the Partnership merged or which merged into the Partnership or to which such sale or transfer was made, as the case may be (a "Constituent Person"), or an affiliate of a Constituent Person. The Partnership shall not be a party to any Transaction unless the terms of such Transaction are consistent with the provisions of this subsection (d), and it shall not consent or agree to the occurrence of any Transaction until the Partnership has entered into an agreement with the successor or purchasing entity, as the case may be, for the benefit of the holders of the Series D Preferred Units that will contain provisions enabling the holders of Series D Preferred Units that remain outstanding after such Transaction to convert into the consideration received by holders of Common Units at the Conversion Ratio in effect immediately prior to such Transaction (with the holder having the option to elect the type of consideration if a choice was offered in the Transaction). The provisions of this subsection (d) shall similarly apply to successive Transactions.

        (e)  If:

          (i)    the Partnership shall declare a distribution on the Common Units (other than a cash distribution) or there shall be a reclassification, subdivision or combination of Common Units; or

          (ii)  the Partnership shall authorize the granting to the holders of the Common Units of rights, options or warrants to subscribe for or purchase any Partnership Units of any class or any other rights, options or warrants; or

          (iii)  there shall be any reclassification of the Common Units or any consolidation or merger to which the Partnership is a party and for which approval of any partners of the Partnership is required, involving the conversion or exchange of Common Units into securities or other property, or a self tender offer by the Partnership for all or substantially all of the Common Units, or the sale or transfer of all or substantially all of the assets of the Partnership as an entirety; or

          (iv)  there shall occur the voluntary or involuntary liquidation, dissolution or winding-up of the Partnership,

        then the Partnership shall cause to be mailed to the holders of the Series D Preferred Units at their addresses as shown on the records of the Partnership as promptly as possible a notice stating (A) the date on which a record is to be taken for the purpose of such distribution of rights, options or warrants, or, if a record is not to be taken, the date as of which the holders of Common Units of record to be entitled to such distribution of rights, options or warrants are to be determined. or (B) the date on which such reclassification, subdivision, combination, consolidation, merger, sale, transfer, liquidation, dissolution or winding-up is expected to become effective, and the date as of which it is expected that holders of Common Units of record shall be entitled to exchange their Common Units for securities or other property, if any, deliverable upon such reclassification, consolidation, merger, sale, transfer, liquidation, dissolution or winding-up. Failure to give or receive such notice or any defect therein shall not affect the legality or validity of the proceedings described in this Section 7.

        (f)    Whenever the Conversion Ratio is adjusted as herein provided, the Partnership shall prepare a notice of such adjustment of the Conversion Ratio setting forth the adjusted Conversion Ratio and the date such adjustment becomes effective and shall mail such notice of such adjustment of the Conversion Ratio to the holder of each Series D Preferred Unit at such holder's last address as shown on the records of the Partnership.

        (g)  In any case in which subsection (c) of this Section 7 provides that an adjustment shall become effective on the date next following the record date for an event, the Partnership may defer until the occurrence of such event issuing to the holder of any Series D Preferred Unit converted after such record date and before the occurrence of such event the additional Common Units issuable upon such conversion by reason of the adjustment required by such event over and above the Common Units issuable upon such conversion before giving effect to such adjustment.

        (h)  For purposes of this Section 7, the number of Common Units at any time outstanding shall not include any Common Units then owned or held by or for the account of the Partnership. The Partnership shall not make any distribution on Common Units held in the treasury of the Partnership.

        (i)    If any action or transaction would require adjustment of the Conversion Ratio pursuant to more than one subsection of this Section 7, only one adjustment shall be made, and such adjustment shall be the amount of adjustment that has the highest absolute value.

        (j)    If the Partnership shall take any action affecting the Common Units, other than actions described in this Section 7, that in the reasonable judgment of the General Partner would materially and adversely affect the conversion rights of the holders of the Series D Preferred Units, the Conversion Ratio for the Series D Preferred Units may be adjusted, to the extent permitted by law, in such manner, if any, and at such time, as the General Partner determines to be equitable in the circumstances.

        (k)  The Partnership covenants that Common Units issued upon conversion of the Series D Preferred Units shall be validly issued, fully paid and nonassessable and the holder thereof shall be entitled to rights of a holder of Common Units specified in the Agreement. Prior to the delivery of any securities that the Partnership shall be obligated to deliver upon conversion of the Series D Preferred Units, the Partnership shall endeavor to comply with all federal and state laws and regulations thereunder requiring the registration of such securities, with, or any approval of or consent to the delivery thereof, by any governmental authority; provided that, if the holder of the Series D Preferred Units to be converted does not provide evidence satisfactory to the General Partner that it is an "accredited investor" as defined in Rule 501 under the Securities Act of 1933, as amended, the Partnership may in its sole discretion, instead of issuing Common Units, pay to such holder an amount with respect to each such Series D Preferred Unit equal to the Cash Purchase Price that would be payable if the Common Units otherwise issuable with respect to each such Series D Preferred Unit were redeemed for cash on such date of delivery. .

        (1)  The Partnership will pay any and all documentary stamp or similar issue or transfer taxes payable in respect of the issue or delivery of Common Units or other securities or property on conversion of the Series D Preferred Units pursuant hereto; provided, however, that the Partnership shall not be required to pay any tax that may be payable in respect of any transfer involved in the issue or delivery of Common Units or other securities or property in a name other than that of the holder of the Series D Preferred Units to be converted, and no such issue or delivery shall be made unless and until the person requesting such issue or delivery has paid to the Partnership the amount of any such tax or established, to the reasonable satisfaction of the Partnership, that such tax has been paid.

EXHIBIT C

Series D Redemption Rights Exhibit

        The Redemption Rights granted by the Partnership to the holders of Series D Preferred Units pursuant to Section 9.1 of the Agreement or otherwise shall be subject to the following terms and conditions:

        1.    Definitions. Unless otherwise indicated, capitalized terms shall have the meanings set forth in the Agreement. The following terms and phrases shall, for purposes of this Exhibit C and the Agreement, have the meanings set forth below:

        "Anti-dilution Provisions" shall mean the provisions set forth in Paragraph 10 of this Exhibit C.

        "Conversion Factor" shall mean 100%, provided that such factor shall be adjusted in accordance with the Anti-dilution Provisions.

        "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, or any successor statute.

        "Exercising Partner" shall have the meaning set forth in Paragraph 2 of this Exhibit.

        "Securities Act" shall mean the Securities Act of 1933, as amended, or any successor statute.

        "Series D Cash Purchase Price" shall mean for each Series D Preferred Unit an amount of cash equal to $36.55 plus any accrued and unpaid distributions with respect to such Series D Preferred Unit

        "Series D Election Notice" shall mean the written notice to be given by the General Partner to the Exercising Partners in response to the receipt by the General Partner of a Series D Exercise Notice from such Exercising Partners, the form of which Series D Election Notice is attached hereto as Schedule 2.

        "Series D Exercise Notice" shall mean a written notice delivered by an Exercising Partner pursuant to Paragraph 2 of this Exhibit C, the form of which Series D Exercise Notice is attached hereto as Schedule 1.

        "Series D Offered Interests" shall mean the Partnership Units of an Exercising Partner identified in an Series D Exercise Notice.

        "Series D Purchase Price" shall mean the Series D Cash Purchase Price or the Series D Share Purchase Price, or a combination thereof.

        "Series D Share Purchase Price" shall mean, with respect to the exercise of any Redemption Rights with respect to Series D Preferred Units pursuant to a Series D Exercise Notice, a number of Series D Preferred Shares of the General Partner equal to the product of (i) the number of Series D Preferred Units being redeemed multiplied by (ii) the Conversion Factor; provided, however, that in the event the General Partner issues to all holders of Series D Preferred Shares rights, options, warrants or convertible or exchangeable securities entitling the shareholders to subscribe for or purchase Series D Preferred Shares, or any other securities or property (collectively, "Rights") then the Series D Share Purchase Price shall also include such Rights that a holder of that number of Series D Preferred Shares as calculated above would be entitled to receive.

        2.    Delivery of Series D Exercise Notices. Any Redemption Partner may, subject to the limitations set forth herein, deliver to the General Partner written notice pursuant to which such Redemption Partner (an "Exercising Partner") elects to exercise all or a portion of its Redemption Rights with respect to Series D Preferred Units.

        3.    Limitations on Delivery of Series D Exercise Notices. The ability of Redemption Partners to exercise Redemption Rights with respect to Series D Preferred Units shall be restricted as follows:

          (a)  No more than three (3) Series D Exercise Notices may be delivered to the General Partner during each calendar year period; provided, however, that all Redemption Partners holding Series D Preferred Units shall be notified by the General Partner within five (5) Business Days after the General Partner receives a Series D Exercise Notice, and each such Redemption Partner shall be entitled to elect to join in such Series D Exercise Notice by giving its own Series D Exercise Notice to the General Partner within five (5) Business Days after such notice is received from the General Partner;

          (b)  No Series D Exercise Notice may be delivered to the General Partner prior to July 26, 2003 (the "Lock-up Period");

          (c)  Notwithstanding the foregoing provisions of this Paragraph 3 to the contrary, after the death of any Redemption Partner holding Series D Preferred Units, the fiduciary or other duly authorized representative of such Redemption Partner's estate shall be entitled to deliver a Series D Exercise Notice to the General Partner with respect to the Redemption Rights of such deceased Partner with respect to Series D Preferred Units; provided, however, upon any such exercise occurring during the Lock-up Period, the General Partner may elect, in its sole and absolute discretion, not to permit the other Redemption Partners holding Series D Preferred Units to exercise their respective rights under Paragraph 3(a) to join in the giving of such Series D Exercise Notice.

          (d)  The minimum Series D Offered Interest that may be reflected in a Series D Exercise Notice, or under any notice given by a Redemption Partner electing to join in the giving of a Series D Exercise Notice pursuant to Paragraph 3(a), shall be comprised of two thousand (2000) or more Series D Preferred Units or, if such Redemption Partner holds less than two thousand (2000) Series D Preferred Units at such time, all of the Series D Preferred Units held by such Redemption Partner.

        4.    Limitation on Exercise of Redemption Rights. Redemption Rights may be exercised in whole or in part at any time and from time to time, subject to the limitations contained herein, and provided that the General Partner may not elect to pay the Series D Share Purchase Price if it would cause a violation of the ownership limitations in the General Partner's Organizational Documents or cause the General Partner to no longer be in compliance with the REIT Requirements.

        5.    Closing, Delivery of Series D Election Notice. The General Partner shall, within thirty (30) days after the earlier to occur of (i) the receipt by the General Partner of a Series D Exercise Notice from all of the Redemption Partners holding Series D Preferred Units, and (ii) the expiration of the second five (5) Business Day period referred to in Paragraph 3(a) hereof, deliver to the Exercising Partners a Series D Election Notice, which Series D Election Notice shall specify whether the Partnership or the General Partner will satisfy the obligation to pay the Series D Purchase Price, shall set forth the computation of the Series D Purchase Price and shall specify the form of the Purchase Price (which shall be in accordance with and subject to Section 9.1 of the Agreement) to be paid by the General Partner or the Partnership to each Exercising Partner and the date, time and location for completion of the purchase and sale of the Series D Offered Interests, which date shall, in no event be more than (i) ten (10) days after delivery by the General Partner of the Series D Election Notice for Series D Offered Interests with respect to which the General Partner has elected to pay the Series D Share Purchase Price or (ii) sixty (60) days after the initial date of receipt by the General Partner of the Series D Exercise Notice for Series D Offered Interests with respect to which the Partnership must pay, or the General Partner has elected to pay, the Series D Cash Purchase Price; provided, however, that such sixty (60) day period may be extended for up to an additional one hundred eighty (180) day period to the extent required for the General Partner to cause additional Shares to be issued to provide financing to be used to acquire the Series D Offered Interests. If the General Partner fails to deliver any Series D Election Notice within such thirty (30) day period, it shall be deemed to have given a Series D Election Notice on the last day of such period specifying that the Partnership will redeem the applicable Series D Offered Interests for the Series D Cash Purchase Price, at the Partnership's principal office, at 10 a.m. local time on the sixtieth (60th) day thereafter. Notwithstanding the foregoing, the General Partner and the Partnership agree to use their best efforts to cause the closing of the acquisition of Series D Offered Interests hereunder to occur as quickly as possible.

        6.    Closing Deliveries. At the closing of the redemption or purchase and sale of Series D Offered Interests, payment of the Series D Purchase Price and/or delivery of the Series D Preferred Shares shall be accompanied by proper instruments of transfer and assignment and by the delivery of (i) representations and warranties of (A) the Exercising Partner with respect to its due authority to transfer all of the right, title and interest in and to such Series D Offered Interests to the General Partner and with respect to the status of such Series D Offered Interests being free and clear of all Liens, and (B) the General Partner with respect to its due authority for acquiring such Series D Offered Interests, and (ii) to the extent that any Series D Preferred Shares are issued to the Exercising Partner, (A) an opinion of counsel for the General Partner, reasonably satisfactory to such Exercising Partner, to the effect that such Series D Preferred Shares have been duly authorized, are validly issued, fully-paid and nonassessable, and (B) a certificate or certificates evidencing the Series D Preferred Shares to be issued and registered in the name of such Exercising Partner or its designee. With respect to the exercise of a Redemption Right for which the Partnership or the General Partner has elected to pay the Series D Cash Purchase Price, the Purchase Price shall be paid by cashier's check or wire transfer of immediately available funds, in each case as the General Partner is directed in writing by a duly authorized officer or agent of the recipient.

        7.    Term of Redemption Rights. The Redemption Rights shall continue in full force and effect for the term of the Partnership.

        8.    Covenants of the General Partner. The General Partner covenants and agrees as follows:

          (a)  The General Partner shall at all times reserve for issuance and keep available, free from preemptive rights, out of its authorized but unissued Series D Preferred Shares, such number of Series D Preferred Shares as may be necessary to enable the General Partner to issue Series D Preferred Shares in full satisfaction of all Redemption Rights which are from time to time outstanding (assuming no limits with respect to the ownership of such Series D Preferred Shares applied under the General Partner's Organization Documents or the REIT Requirements, and that the General Partner elected to pay the Series D Share Purchase Price with respect to all Redemption Rights relating to Series D Preferred Units).

          (b)  The Redemption Partners shall receive in a timely manner all reports filed by the General Partner with the SEC and all other communications transmitted from time to time by the General Partner to its shareholders generally.

          (c)  The General Partner shall ensure that all Series D Preferred Shares which are issued in respect of the Series D Purchase Price will upon issue be fully paid and non-assessable and the General Partner will pay all taxes (except to the extent provided in Paragraph 9 of this Exhibit C), charges and Liens with respect to the issue thereof; provided, however, that the General Partner shall not be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of Series D Preferred Shares in respect of the Series D Purchase Price in a name other than that of the Exercising Partner, and no such issue or delivery shall be made unless the Person requesting such issue has paid to the General Partner the amount of any such tax, or has established to the satisfaction of the General Partner that such tax has been paid.

        9.    Redemption Partners' Covenants. Each Redemption Partner covenants and agrees with the General Partner that all Series D Offered Interests tendered to the General Partner in accordance with the exercise of Redemption Rights herein provided shall be delivered to the General Partner free and clear of all Liens and should any Liens exist or arise with respect to such Series D Offered Interests, the General Partner shall be under no obligation to acquire the same unless the Series D Cash Purchase Price will be sufficient to cause such existing Lien to be discharged in full upon application of all or a part of such consideration and the General Partner is expressly authorized to apply such portion of the Series D Purchase Price as may be necessary to satisfy any indebtedness in full and to discharge such Lien in full. Each Redemption Partner further agrees that, in the event any state or local property transfer tax is payable as a result of the transfer of its Series D Offered Interests to the General Partner (or its designee), such Redemption Partner shall assume and pay such transfer tax.

        10.  Anti-dilution Provisions. The Conversion Factor shall be subject to adjustment from time to time as hereinafter provided and shall be expressed as a percentage, calculated to the nearest one-thousandth of one percent (.001%). If the General Partner (i) declares or pays a dividend on its outstanding Series D Preferred Shares in Series D Preferred Shares, or makes a distribution to all holders of its outstanding Series D Preferred Shares in Series D Preferred Shares, (ii) subdivides its outstanding Series D Preferred Shares, or (iii) combines its outstanding Series D Preferred Shares into a smaller number of Series D Preferred Shares, then the Conversion Factor shall be adjusted by multiplying the Conversion Factor by a fraction, the numerator of which shall be the number of Series D Preferred Shares issued and outstanding on the record date for such dividend, distribution, subdivision or combination (assuming for the purposes of such calculation that such dividend, distribution, subdivision or combination has occurred as of such time), and the denominator of which shall be the actual number of Series D Preferred Shares (assuming for the purposes of such calculation that such dividend, distribution, subdivision or combination has not yet occurred as of such time) issued and outstanding on the record date for such dividend, distribution, subdivision or combination. Any such adjustment to the Conversion Factor shall become effective immediately after the effective date of such event retroactive to the record date, if any, for such event. For the purposes of the calculations to be made under this Paragraph 10, the number of Series D Preferred Shares at any time outstanding shall not include Series D Preferred Shares held in the treasury of the General Partner, but shall include Series D Preferred Shares issuable in respect of scrip certificates issued in lieu of fractions of Series D Preferred Shares. The General Partner shall not pay any dividend or make any distribution on Series D Preferred Shares held in the treasury of the General Partner.

        11.  Fractions of Shares. No fractional Series D Preferred Shares shall be issued in respect of any Series D Share Purchase Price. Instead, the General Partner shall pay, on the closing date of the acquisition of the applicable Series D Preferred Offered Interest, a cash adjustment in respect of any fraction of a Series D Preferred Share that would otherwise be issuable in respect of such Series D Share Purchase Price. Such cash adjustment shall be in an amount equal to the same fraction multiplied by $36.55.

        12.  Requests for Computation of Conversion Factor. Each Redemption Partner shall be entitled to request, from time to time, that the General Partner compute the Conversion Factor then in effect by delivering written notice to the General Partner requesting such computation, provided, however, that no Redemption Partner may request such computation more than once during any calendar year. Upon its receipt of any such request, the General Partner shall compute the Conversion Factor as the same may have been theretofore adjusted in accordance with this Exhibit C, and shall prepare and promptly deliver to the requesting party a certificate signed by the chief financial officer or treasurer of the General Partner stating, to the best of such person's knowledge, the Conversion Factor and the date as of which the same was calculated, and showing in reasonable detail the facts pursuant to which the Conversion Factor had been theretofore adjusted.

        13.  Provisions in Case of Consolidation, Merger or Sale of Assets. In the event of any consolidation of the General Partner with, or merger of the General Partner into, any other Person, any merger or consolidation of another Person into the General Partner (other than a merger which does not result in any reclassification, conversion, exchange or cancellation of outstanding Series D Preferred Shares of the General Partner), or the Transfer of the General Partner's Partnership Interest (a "General Partner Reorganization"), in each case to the extent the same does not constitute a violation of the Agreement or is otherwise consented to by the Redemption Partners, the Person formed by such consolidation or resulting from such merger or which acquires such Partnership Interest and other assets of the General Partner, as the case may be (the "Surviving General Partner"), shall have the right and the duty to amend this Exhibit C as set forth below in this Paragraph 13. The Surviving General Partner shall in good faith arrive at a new method for the calculation of the Series D Purchase Price for a Series D Preferred Unit after any such General Partner Reorganization so as to approximate the existing method for such calculation as closely as reasonably possible. Such calculation shall take into account, among other things, the kind and amount of securities, cash and other property that was receivable upon such General Partner Reorganization by a holder of a number of Series D Preferred Shares and Rights in exchange for which one Series D Preferred Unit could have been acquired by the General Partner immediately prior to the consummation of such General Partner Reorganization. Such amendment to this Exhibit C shall provide for adjustments to such method of calculation which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Exhibit C with respect to the Conversion Factor. The above provisions of this Paragraph 13 shall similarly apply to successive General Partner Reorganizations permitted or consented to hereunder.

SCHEDULE 1 TO SERIES D REDEMPTION RIGHTS EXHIBIT
Series D Exercise Notice

To:    [GENERAL PARTNER AT ITS THEN CURRENT ADDRESS]

        Reference is made to that certain Amended and Restated Limited Partnership Agreement of The Macerich Partnership, L.P. dated                        , 1994, [as amended by                                                  ] (the "Partnership Agreement"). Capitalized terms used but not defined herein shall have the meanings set forth in the Partnership Agreement. Pursuant to Article IX of the Partnership Agreement and Paragraph 2 of the Series D Redemption Rights Exhibit to the Partnership Agreement, the undersigned, being a limited partner of the Partnership (an "Exercising Partner"), hereby elects to exercise its Redemption Rights as to a portion or portions of its Partnership Interest, all as specified opposite its name below:

Dated:

Series D Offered
Exercising Partner	Interest
Units	Series D Preferred

Exercising Partner:

(Signature)

SCHEDULE 2 TO SERIES D REDEMPTION RIGHTS EXHIBIT

Series D Election Notice

To:    [EXERCISING PARTNER AT THEN-CURRENT ADDRESS]

        Reference is made to that certain Amended and Restated Limited Partnership Agreement of The Macerich Partnership, L.P. (the "Partnership Agreement"), pursuant to which the undersigned and the other parties thereto formed a Delaware limited partnership known as The Macerich Partnership, L.P. (the "Partnership"). All capitalized terms used but not defined herein shall have the meanings set forth in the Partnership Agreement. Pursuant to Paragraph 5 of the Series D Redemption Rights Exhibit, the undersigned, being the general partner of the Partnership, hereby notifies you as an Exercising Partner that (a) the Series D Purchase Price for the Series D Offered Interests as to which your Redemption Rights are being exercised is $                        , (b) [the Partnerships will redeem            Series D Preferred Units of such Series D Offered Interests and pay the Series D Purchase Price with respect thereto.] [and/or] [the General Partner will acquire            Series D Preferred Units of such Series Offered Interests and pay the Series D Purchase Price with respect thereto.] (c) $                        of the Series D Purchase Price is payable in cash and the balance thereof is payable by issuance of             Series D Preferred Shares; and (d) the closing of the redemption or purchase and sale of the Series D Offered Interests as to which the Redemption Rights are being exercised shall take place at the offices of                        at             a.m., local time, on                        ,            .

Dated:	THE MACERICH COMPANY, a Maryland corporation

By:
Its:

QuickLinks

Exhibit 10.1
EXHIBIT A New Limited Partners
EXHIBIT B Terms of Series D Preferred Units
EXHIBIT C Series D Redemption Rights Exhibit
SCHEDULE 1 TO SERIES D REDEMPTION RIGHTS EXHIBIT Series D Exercise Notice
SCHEDULE 2 TO SERIES D REDEMPTION RIGHTS EXHIBIT